Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	Nine Months
	Ended
	9/30/2004	2003	2002	2001	2000	1999
Earnings:
Pre-tax income (loss) from continuing operations, adjusted for equity investees and minority interests	$3,112	$(1,749)	$(7,243)	$9,842	$17,160	$21,867
Add:
Gain on sale of investment property, net of applicable income tax provision	$88,648	$100,558	$6,254	$23,496	$11,937	$58,767
Distributed income of equity investees	154,846	58,488	36,036	44,978	32,538	39,686
Amortization of capitalized interest	445	631	631	575	598	118
Fixed charges	22,733	32,626	33,437	27,994	23,262	16,190
Subtract:
Capitalized interest	(10,551)	(9,684)	(5,934)	(9,712)	(15,285)	(16,155)

Earnings	$259,233	$180,870	$63,181	$97,173	$70,210	$120,473

Fixed charges:
Interest expense	$11,916	$22,576	$27,041	$17,852	$7,680	$(215)
Capitalized interest	10,551	9,684	5,934	9,712	15,285	16,155
Interest component of rental expense (30%)	266	366	462	430	297	250

Fixed charges	$22,733	$32,626	$33,437	$27,994	$23,262	$16,190

Ratio of Earnings to Fixed Charges	11.40	5.54	1.89	3.47	3.02	7.44

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Nine Months
	Ended
	9/30/2004	2003	2002	2001	2000	1999
Earnings:
Pre-tax income (loss) from continuing operations, adjusted for equity investees and minority interests	$3,112	$(1,749)	$(7,243)	$9,842	$17,160	$21,867
Add:
Gain on sale of investment property, net of applicable income tax provision	$88,648	$100,558	$6,254	$23,496	$11,937	$58,767
Distributed income of equity investees	154,846	58,488	36,036	44,978	32,538	39,686
Amortization of capitalized interest	445	631	631	575	598	118
Fixed charges	28,545	35,984	33,437	27,994	23,262	16,190
Subtract:
Capitalized interest	(10,551)	(9,684)	(5,934)	(9,712)	(15,285)	(16,155)
Preferred dividends	(5,812)	(3,358)	0	0	0	0

Earnings	$259,233	$180,870	$63,181	$97,173	$70,210	$120,473

Fixed charges:
Interest expense	$11,916	$22,576	$27,041	$17,852	$7,680	$(215)
Capitalized interest	10,551	9,684	5,934	9,712	15,285	16,155
Interest component of rental expense (30%)	266	366	462	430	297	250

	22,733	32,626	33,437	27,994	23,262	16,190
Preferred stock dividends	5,812	3,358	—	—	—	—

Fixed charges	$28,545	$35,984	$33,437	$27,994	$23,262	$16,190

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	9.08	5.03	1.89	3.47	3.02	7.44